Exhibit 99.3

Investor Update: Strategic Transactions August 27, 2007

Legal Disclaimer This document is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of gateway's common stock will only be made pursuant to an offer to purchase and related materials that Acer intends to file with the securities and exchange commission. Once filed, Gateway stockholders should read these materials carefully prior to making any decisions with respect to the offer because they contain important information, including the terms and conditions of the offer. Once filed, Gateway stockholders will be able to obtain the offer to purchase and related materials with respect to the offer free of charge at the sec's website at www.sec.gov, from the information agent named in the tender offer materials or from Acer. Acer's statements that are not historical facts are forward-looking statements that indicate actions or results of actions that may occur in the future, based on current available information and underlying assumptions. Acer does not warranty their accuracy, reliability and completeness. There are a number of factors such as economic conditions, firms abilities, industry environment that could cause actual results and developments to differ materially from those expressed or implied by forward looking statements. Investors should not place undue reliance on them.

Presenters J.T. Wang Chairman & CEO Gianfranco Lanci President Ed Coleman Chief Executive Officer

Transaction Overview Transaction Description Consideration Advisors Financial Impact Important Information Expected Timing Acer and Gateway announced a definitive agreement for Acer to acquire 100% of outstanding shares of Gateway Acer will launch a tender offer for Gateway's shares Cash consideration of US$1.90 per share, representing a total equity consideration of approximately $710 million Citigroup Global Markets served as exclusive advisor to Acer Goldman, Sachs, & Co. served as the exclusive advisor to Gateway Expected to be accretive in 2008 (without synergies) Significant revenue and cost synergies expected - approximately $150 million Revenue synergies from cross-selling opportunities and multiple-brand strategy implementation Cost synergies resulting from increased scale and combined procurement functions Gateway intends to exercise its Right of First Refusal to acquire Packard Bell Gateway also announced on August 27, 2007, that it is in discussions with a third party with regards to a potential sale of its Professional Business Acer will launch its tender offer for Gateway shares within 10 days Tender offer will remain outstanding for 20 business days (subject to extension)

Gateway is a Leading US Provider of PCs Gateway Strengths Powerful, Differentiated U.S. Brands Leading aided brand recognition Includes successful eMachines brand Strong US Market Share 14.5% in consumer PC(1) 21% in consumer PC sold through retailers(1) Excellent Customer Base in US Gateway and eMachines Brands Provide a Wide Array of Products (1) NPD and Company information for FY 2006. Financial Summary Source: Company Financials Note: Excludes restructuring charges, transformation and integration costs in COGS and SG&A.

Creates a Global PC Leader Creates a $15+ billion multi-branded PC company Will ship in excess of 20 million PC units per year #3 Largest PC Company & #2 in Notebooks Globally Strong Position in All Markets - US, Europe and Asia Strong Financial Profile & Balance Sheet User Centric Orientation Portfolio of Strong, Highly Recognizable Brands Combined Excellence in Both Notebook and Desktop

Strategic Rationale Increases Scale and Solidifies Position as 3rd Largest PC Company in the World Establishes Foundation for a Multiple-Brand Strategy Completes Global Footprint with US Market Share and Strong Gateway Brand Potential for Significant Synergies Note: If Gateway successfully acquires Packard Bell, this will further enhance Acer's existing leading position in Europe.

Solidifies Position as the #3 Largest PC Company The transaction will solidify Acer's #3 position in the global PC market, further enhances our market position. 3.9% 25.7% 10.5% 7.9% 22.3% 8.3% 8.8% 36.1% 15.7% 14.8% (5.5%) 14.6% 18.0% 36.9% 20.9% Worldwide PC Market Share(1) PC Unit Growth(2) (1) Q2 2007, Source: Gartner. (2) Year-on-Year unit shipment growth, Source: Gartner. 7.1% 54.2% 13.6% Worldwide NB Market Share(1)

Acer Gateway Acer + Gateway Current Market Share 9888.77 1738.217 9888.77 PF Market Share 1738.217 Acer Gateway Acer + Gateway Current Market Share 13991.885 5004.078 13991.89 PF Market Share 5004.078 Increase in Overall Scale + = Acer Gateway Acer + Gateway Current Market Share 4103.114 3265 4103 PF Market Share 3265 + = + = Total PC Shipments Total Desktop Shipments Total Notebook Shipments Note: Market share data based on Worldwide Full Year 2006 results. Source: Gartner 2006. (2006 Shipments in 000s) +

Completes Global Footprint With US Market Share Note: Data for Q2 2007. Does not include effect of Packard Bell. Gateway's EMEA market share numbers for Full Year 2006 not Q2 2007. Source: Gartner. USA USA USA USA % Total Desktop 2.9% 6.8% 9.7% Notebook 9.2 6.0 15.2 PC 5.6 6.1 11.7 EMEA EMEA EMEA EMEA % Total Desktop 5.7% 0.3% 6.0% Notebook 20.3 0.1 20.4 PC 11.7 0.2 11.9 Asia Pacific Asia Pacific Asia Pacific Asia Pacific % Total Desktop 3.0% -- 3.0% Notebook 13.1 -- 13.1 PC 5.6 -- 5.6

Multi-Brand Strategy Positions Acer for the Future PC Market 1997 Worldwide PC Shipments: 84 million PC Market 2007 Worldwide PC Shipments: 257million Desktop Laptop UMPC Digital Home Professional Tablet Professional Consumer Gaming Consumer Common Backend (Supply Chain, COGS, Administration, etc.) Source: Gartner.

Acer + Gateway HPQ Gateway Samsung Viewsonic Acer US Retail Monitor Market Share 22.7 21.9 16.3 11.4 8.6 6.4 HPQ Acer + Gateway Gateway Toshiba Apple Sony Acer US Retail PC Market Share 40.3 22.9 17 15.8 13.6 5.7 4.9 US Retail PC Market US Retail PC Market Share US Retail Monitor Market Share Source: NPD; Data excludes Costco and Walmart.

Potential Synergies Revenue Synergies: Opportunities for cross-selling, by leveraging retail relationships of both Gateway and Acer Multiple-brand strategy, resulting in targeted product lines addressing specific consumer segments, resulting in sales growth Leveraging Gateway monitor technology in Acer screens to increase standalone monitor sales Expand Gateway Internationally Cost Synergies: Reductions in key component costs due to increased scale Improved supply chain management Savings on Sarbanes-Oxley compliance costs Note: Significant net operating loss balance will also result in lower cash tax payments. Growing Revenue Lowering Cost Estimated Synergies ~ $150 million

Pro Forma Revenues by Geography Note: Geographical data for Acer based on 2H'07, applied to 2006 revenue. Gateway based on 2006 revenue . Gateway international revenue broken down between Asia and Europe based on Gartner breakdowns for volume for Asia and Europe applied to 2006 international revenues. Over $15 billion of combined company revenues, diversified across target markets. Revenue: $11.24bn Revenue: $3.98bn Revenue: $15.22bn North America Int'l Worldwide Market 3678 302.437019 North America Asia Europe Worldwide Market 25 23 52 + North America Europe Asia Worldwide Market 6509 5985 2809

Packard Bell Strengthens Global Footprint & Scale Leading provider of PCs in Europe, including the UK, France, Spain, Italy, the Netherlands, and Belgium Products include Desktops, Notebooks, MP3 Players, GPS system, Monitors, and Storage Devices Experienced three years of consecutive double-digit revenue growth since 2003 Note: Gateway has announced that it intends to exercise its right of first refusal to acquire Packard Bell. However, we can provide no assurance as to whether this transaction will close or the timing of such closing. Acer and Gateway volume based on FY 2006. Packard Bell based on annualized 1H'07 units. Source: Gartner.